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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Vince Holding Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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500 Fifth Avenue, 20th Floor

New York, New York 10110

April 26, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Vince Holding Corp. at its offices at 500 Fifth Avenue, 20th Floor, New York, New York 10110 on Thursday, May 31, 2018, at 9:00 a.m., Eastern Time.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Meeting of Stockholders and Proxy Statement.

Your vote is important. Please take the time to carefully read each of the proposals described in the enclosed Proxy Statement and cast your vote by signing and returning your proxy card in the enclosed postage- prepaid envelope or by telephone or over the Internet by following the instructions on the enclosed proxy card.

Thank you for your support of Vince Holding Corp.

Sincerely,

Brendan Hoffman
Chief Executive Officer

VINCE HOLDING CORP.

500 Fifth Avenue, 20th Floor

New York, New York 10110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Vince Holding Corp. (the “Company,” “we,” “us” or “our”) will be held at the Company’s offices at 500 Fifth Avenue, 20th Floor, New York, New York 10110 on Thursday, May 31, 2018, at 9:00 a.m., Eastern Time, for the following purposes to:

1.

elect the Class I directors, Michael Mardy and Donald V. Roach, to serve until our annual meeting of stockholders to be held in 2021 or until their respective successors are duly elected and qualified;

2.	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and
3.	transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has declared the close of business on April 12, 2018 as the record date for the Annual Meeting. Only stockholders of record on April 12, 2018 are entitled to receive notice of and vote at the Annual Meeting.

We appreciate your continued support of Vince Holding Corp.

By Order of the Board of Directors

Akiko Okuma
VP, General Counsel & Secretary

New York, New York

April 26, 2018

THE BOARD OF DIRECTORS URGES YOU TO VOTE BY THE INTERNET OR BY TELEPHONE OR TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, MAY 31, 2018:

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://www.proxyvote.com

500 Fifth Avenue, 20th Floor

New York, New York 10110

PROXY STATEMENT

The board of directors (the “Board of Directors”) of Vince Holding Corp. (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders to be held on Thursday, May 31, 2018, at 9:00 a.m., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Company’s offices at 500 Fifth Avenue, 20th Floor, New York, New York 10110.

We expect to first make this Proxy Statement available together with our Annual Report for the fiscal year ended February 3, 2018 on or about April 26, 2018, to our stockholders of record as of the close of business on April 12, 2018 (the “Record Date”). The Company’s principal executive offices are located at 500 Fifth Avenue, 20th Floor, New York, New York 10110 and their telephone number is (212) 515-2600.

Introductory Note About the Company

Vince Holding Corp., formerly known as Apparel Holding Corp. and Kellwood Holding Corp., was incorporated in Delaware in February 2008 in connection with the acquisition of Kellwood Company by affiliates of Sun Capital Partners, Inc. (“Sun Capital”). We completed an initial public offering of our common stock on November 27, 2013 (the “IPO”). Prior to the IPO and the related restructuring transactions, the Company was a diversified apparel company operating a broad portfolio of fashion brands, which included Vince. As a result of the IPO and the related restructuring transactions, the non-Vince businesses were separated from the Vince business, and the Vince business became the sole operating business of the Company.

In this Proxy Statement, “Kellwood” refers, as applicable and unless otherwise defined, to any of: (i) Kellwood Company; (ii) Kellwood Company, LLC (a limited liability company to which Kellwood Company converted at the time of the restructuring transactions related to our IPO) prior to the sale of Kellwood Company, LLC to an unaffiliated purchaser in December 2016 (the “Kellwood Sale”); (iii) St. Louis Transition, LLC (“St. Louis, LLC”) following the Kellwood Sale; and (iv) the operations of the non-Vince businesses after giving effect to our IPO and the related restructuring transactions and prior to the Kellwood Sale.

Our fiscal year ends on the Saturday closest to January 31. For the purposes of this Proxy Statement, “fiscal 2016” refers to our fiscal year ended January 28, 2017 and “fiscal 2017” refers to our fiscal year ended February 3, 2018.

At the close of business on October 23, 2017, the Company effected a 1-for-10 reverse stock split (the “Reverse Stock Split”). The Company’s common stock began trading on a split-adjusted basis when the market opened on October 24, 2017. Pursuant to the Reverse Stock Split, every 10 shares of the Company’s issued and outstanding common stock were automatically converted into one share of common stock. All references to our common stock provided in this Proxy Statement have been adjusted to reflect the effect of the Reverse Stock Split except as otherwise indicated.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors is soliciting proxies for the Annual Meeting.

Where and When is the Annual Meeting?

We will hold the Annual Meeting on Thursday, May 31, 2018 at 9:00 a.m., Eastern Time, at the Company’s offices at 500 Fifth Avenue, 20th Floor, New York, New York 10110.

What am I being asked to vote on at the Annual Meeting?

We are asking our stockholders to consider the following proposals:

•

the election of the Class I directors, Michael Mardy and Donald V. Roach, to serve until our annual meeting of stockholders to be held in 2021 or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and
•	any other business properly introduced at the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•

“FOR” the election of the Class I directors, Michael Mardy and Donald V. Roach, to serve until our annual meeting of stockholders to be held in 2021 or until their respective successors are duly elected and qualified; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019.

What must I do if I want to attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date and admission will be on a first-come, first-served basis. Registration and seating will begin on Thursday, May 31, 2018 at 8:30 a.m., Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, and a proxy card, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes do I have?

You have and may cast one vote for each share of our common stock that you owned at the close of business on the Record Date. These shares include:

•	shares registered directly in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), our transfer agent, for which you are considered the “stockholder of record;” and
•	shares held for you as the beneficial owner through a broker, bank or other nominee.

As of the Record Date, the Company had 11,616,500 shares of common stock issued and outstanding.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner?”

If your shares are registered directly in your name with Broadridge, you are considered the “stockholder of record” with respect to those shares. We have sent the Notice of Meeting of Stockholders and Proxy Statement directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the enclosed proxy card or to vote in person at the Annual Meeting. Throughout this Proxy Statement, we refer to stockholders who hold their shares directly with Broadridge as “stockholders of record.”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded the Notice of Meeting of Stockholders and Proxy Statement for the Annual Meeting to you. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, a beneficial owner may not vote his or her shares of our common stock in person at the Annual Meeting unless such beneficial owner follows his or her broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “beneficial owners” or “street name stockholders.”

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting to cast your vote. These officers are David Stefko, our Executive Vice President, Chief Financial Officer, and Akiko Okuma, our Vice President, General Counsel and Secretary.

How do I vote?

General

You can vote by proxy or in person. For specific methods of voting available to you, see below.

If you submit your proxy using any of the methods below, David Stefko or Akiko Okuma will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against the ratification of the appointment of our independent registered public accounting firm introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of our independent registered public accounting firm.

If any other matter is properly introduced at the Annual Meeting, your proxy will authorize David Stefko or Akiko Okuma to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the Annual Meeting other than the two proposals referenced in this Proxy Statement.

Voting Methods for Stockholders of Record

If you are a stockholder of record, you may vote by one of the following methods:

•	By Mail: you may authorize your proxy by completing, signing and dating your proxy card and returning it in the enclosed reply envelope;
•

By Internet: you may vote online via the Internet by accessing the website http://www.proxyvote.com and following the instructions provided on the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 30, 2018;

•

By Telephone: you may vote by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours per day and will close at 11:59 p.m., Eastern Time, on May 30, 2018;

•

In Person: you may attend the Annual Meeting and vote in person by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and proxy card to the Annual Meeting.

Voting Methods for Street Name Stockholders

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Yes.

If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	returning a later-dated proxy card;
•	entering a new vote by Internet or by telephone;
•	notifying the Secretary of the Company, in writing, at Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, New York 10110, Attention: Secretary; or
•	completing a written ballot at the Annual Meeting in person.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and the Delaware General Corporation Law (the “DGCL”). The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

What vote is required to approve each proposal?

Two directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors. We do not have cumulative voting. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with the DGCL, only votes cast “FOR” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against each such matter.

Who will count the vote?

A representative of Broadridge will tabulate the votes and act as the inspector of election.

Is my vote confidential?

Yes. The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated Broadridge, its independent transfer agent and registrar, to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except where: (i) disclosure is required by applicable law; (ii) disclosure of your vote is expressly requested by you; or (iii) the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

Where can I find the voting results?

The Company will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Who pays for proxy solicitation?

We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our shares of common stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL NO. 1    ELECTION OF DIRECTORS

The Board of Directors is currently comprised of nine members. The Board of Directors is divided into three classes. Each class of directors serves for a term of three years, until the successors of that class are duly elected and qualified or until their earlier death, resignation or removal. The term of directors of one class expires at each annual meeting of stockholders.

Pursuant to the Company’s amended and restated certificate of incorporation, until such time as Sun Capital and certain of its fund affiliates (collectively, the “Sun Entities”) cease to beneficially own at least 30% of the then outstanding shares of the Company’s common stock, Sun Cardinal, LLC (“Sun Cardinal”), one of the Sun Entities, has the right to designate the majority of the Board of Directors, to fix the size of the Board of Directors and to designate the Chairman of the Board of Directors and the chairman of each committee of the Board of Directors. As of the Record Date, the Sun Entities held approximately 73% of the outstanding shares of our common stock.

At the Annual Meeting, two directors will be elected to serve until our annual meeting of stockholders to be held in 2021, until their successors are duly elected and qualified or until their earlier death, resignation or removal. The Board of Directors, upon the recommendation of the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), has nominated Michael Mardy and Donald V. Roach to serve as Class I directors and stand for election at the Annual Meeting. Messrs. Mardy and Roach are currently serving as Class I directors. Immediately after the Annual Meeting, if all nominees are elected, the Board of Directors will be comprised of eight members and one seat that is vacant.

A plurality of all the votes cast at the Annual Meeting at which a quorum is present in person or by proxy is required for the election of directors.

If you are a stockholder of record and you vote by telephone or over the Internet or sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Mardy and Roach. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker or nominee will leave your shares unvoted on this matter.

We expect that Messrs. Mardy and Roach will accept such nomination; however, in the event a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors or Sun Cardinal to fill such vacancy. Alternatively, the stockholders of record may vote for just the remaining nominee, leaving a vacancy that may be filled at a later date by the Board of Directors or Sun Cardinal, or the Board of Directors or Sun Cardinal may reduce the size of the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of May 31, 2018, are included below:

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term for which Nominated
Michael Mardy *	I	69	Director	2018	2018	2021
Donald V. Roach (2)(3)	I	60	Director	2016	2018	2021

Continuing Directors
Jonathan Borell (2)	II	35	Director	2016	2019	—
Ryan J. Esko (3)	II	43	Director	2016	2019	—
Eugenia Ulasewicz (1)(2)	II	64	Director	2016	2019	—
Jerome Griffith (1) (3)	III	60	Director	2017	2020
Brendan Hoffman	III	49	Director and Chief Executive Officer	2017	2020	—
Marc J. Leder	III	56	Chairman	2017	2020	—

(1)	Member of the Audit Committee of the Board of Directors (the “Audit Committee”).
(2)	Member of the Compensation Committee of the Board of Directors (the “Compensation Committee”).
(3)	Member of the Nominating and Corporate Governance Committee.

* If elected, Mr. Mardy is expected to serve on the Audit Committee.

Nominees for Director

Michael Mardy. Mr. Mardy has served on the Board of Directors since April 2018. Mr. Mardy has also served on the board of directors of David’s Tea since 2016. Mr. Mardy served as Executive Vice President and director of specialty retailer, Tumi Inc. from July 2003 to August 2016. Prior to joining Tumi, from 1996 to 2002, he served as Executive Vice President and Chief Financial Officer of Keystone Foods LLC, a processor and distributor, supplying the quick service restaurant industry. From 1982 to 1996, he served as Senior Vice President, Chief Financial Officer and in various other finance positions at Nabisco Biscuit Company, a snack food and consumer products company. Mr. Mardy served on the board of directors of Keurig Green Mountain Inc. from 2007 until 2016 and ModusLink Global Solutions, Inc. from 2003 until 2013 acting as audit committee chair and a member of their respective compensation committees. Mr. Mardy has also served on the New York Stock Exchange (“NYSE”) Advisory Board from 2014 until 2016 and is a trustee of the New Jersey chapter of the financial Executive Institute. Mr. Mardy holds an MBA from Rutgers University and undergraduate degree from Princeton University. He is a member of the American institute of Certified Public Accountants, and the New Jersey Society of Certified Public Accountants, as well as a member of the National Association of Corporate Directors. Mr. Mardy brings valuable management, retail, finance and accounting experience to the Board of Directors.

Donald V. Roach. Mr. Roach was appointed to the Board of Directors in April 2016. Mr. Roach has been with Sun Capital since 2008 as a Group Chief Operating Officer, and currently as Group Chief Operating Officer, other than a leave of absence from August 2014 to April 2015 during which Mr. Roach served as interim Chief Executive Officer of V&D Group, a Netherlands based department store that was a Sun Capital portfolio company, from

August 2014 to March 2015 and as interim Chief Operating Officer of V&D Group from March 2015 to April 2015. Mr. Roach has over 30 years of experience in senior finance and operations management, including: Senior Vice President, Operations, The Bombay Company, a home décor retailer, from 2002 to 2008; Acting Chief Financial Officer of Guess? Inc. from 2001 to 2002; and Executive Vice President, Chief Operating Officer of eFanShop.com, a start-up internet business, from 2000 to 2001. Mr. Roach brings to the Board of Directors knowledge and experience in retail merchandising and marketing; accounting, finance and capital structure; apparel and consumer goods; and strategic planning and leadership of complex organizations.

Continuing Directors

Jonathan H. Borell. Mr. Borell has served on the Board of Directors since April 2014. Mr. Borell currently serves as a Managing Director of Sun Capital. At Sun Capital, he focuses on the consumer products, restaurant and retail sectors. Prior to joining Sun Capital in 2006, Mr. Borell served in the Investment Banking division of Raymond James & Associates from 2004 to 2006 where he evaluated and executed equity, convertible debt, and merger and acquisition transactions in the consumer products and industrial growth industries. Mr. Borell currently serves on the board of Restaurants Unlimited. Mr. Borell brings to the Board of Directors significant experience in finance and corporate strategy development.

Ryan J. Esko. Mr. Esko was appointed to the Board of Directors in November 2016. Mr. Esko currently serves as the Chief Executive Officer and Chairman of Smokey Bones Bar and Grill, a Sun Capital portfolio restaurant and bar company with over 4,000 employees. He also serves on the board of directors of Bar Louie, also a Sun Capital portfolio bar company, and as an advisor to the board of directors of Restaurants Unlimited. Previously, Mr. Esko spent nearly nine years as the leader for the Performance Improvement Team at Sun Capital, Mr. Esko has spent much of his career improving apparel and retail businesses. In recent years, he served as Interim Chief Executive Officer of Kellwood (at the time when Vince was the largest brand owned by Kellwood). Additionally, Mr. Esko served as Interim Chief Executive Officer and project leader of a near billion-dollar intimate apparel business based in Europe. Mr. Esko also assisted other apparel brands improve their sales, profit and growth. Mr. Esko received a Bachelor of Science in finance from the University of Illinois and has completed the Executive Scholar Program in General Management from Northwestern University’s Kellogg School of Management. Mr. Esko brings to the Board of Directors experience with apparel, retail management and prior experience working with Vince.

Jerome Griffith. Mr. Griffith has served on the Board of Directors since November 2013. Mr. Griffith currently serves as the Chief Executive Officer and director of Lands’ End. Prior to that he served as the Chief Executive Officer, President and a member of the board of directors of Tumi Holdings, Inc. from April 2009 to August 2016. From 2002 to February 2009, Mr. Griffith was employed at Esprit Holdings Limited, a global fashion brand, where he was promoted to Chief Operating Officer and appointed to the board of directors in 2004, then promoted to President of Esprit North and South America in 2006. From 1999 to 2002, Mr. Griffith worked as an Executive Vice President at Tommy Hilfiger. From 1998 to 1999, Mr. Griffith worked as the President of Retail at the J. Peterman Company, a catalog-based apparel and retail company. From 1989 through 1998, Mr. Griffith worked in various positions at Gap, Inc. Mr. Griffith is currently a member of the board of directors of Lands’ End, Samsonite and Parsons, The New School of Design. Mr. Griffith brings to the Board of Directors experience as a public company director, experience as a senior executive of a major global consumer products company and a proven track record of innovation and driving international growth and expansion.

Brendan Hoffman. Mr. Hoffman has served as our Chief Executive Officer since October 2015. Since 2011, he has served on the board of directors of Pier 1 Imports and currently serves on Pier 1 Imports’ audit committee. Prior to joining Vince, Mr. Hoffman most recently served as the Chief Executive Officer and President of Bon-Ton Stores Inc. from February 2012 to August 2014. Previously he was the Chief Executive Officer and President of Lord & Taylor L.L.C. for more than three years where he was credited with revamping the brand. Prior to this, he served six years as President and Chief Executive Officer of Neiman Marcus Direct, a subsidiary of The Neiman Marcus Group Inc., where he oversaw the growth of neimanmarcus.com and the launch and growth of bergdorfgoodman.com. Mr. Hoffman also served as Vice President of Last Call Clearance Division at Neiman

Marcus from August 2000 to December 2002 and as a Divisional Merchandise Manager of Bergdorf Goodman Inc. from October 1998 to August 2000. Mr. Hoffman brings to the Board of Directors extensive industry and management experience in retail and fashion.

Marc J. Leder. Mr. Leder was appointed to the Board of Directors in April 2014 and Chairman in June 2015. Mr. Leder serves as a Co-Chief Executive Officer of Sun Capital and has been engaged in leveraged buyouts, investment banking, and business operations for more than 30 years. Mr. Leder is a member of the board of directors of Sun Capital Advisors, Inc. Mr. Leder brings to the Board of Directors extensive leadership and financial experience.

Eugenia Ulasewicz. Ms. Ulasewicz has served on the Board of Directors since April 2014 and currently serves as a non-executive director of Signet Jewelers Limited Bunzl plc and Hudson Ltd and is a National Association of Corporate Directors (NACD) Leadership Fellow. Prior to her retirement in March 2013, Ms. Ulasewicz was President of the Americas division of Burberry Group PLC (“Burberry”), responsible for the United States, Canada and Central and South America. Previously, Ms. Ulasewicz held positions of increasing responsibility with Bloomingdales, Galeries Lafayette and Saks, Inc. Ms. Ulasewicz brings to the Board of Directors experience as a global public company director and extensive retail operations experience.

Board Composition

The Board of Directors currently consists of nine members. Immediately following the Annual Meeting, if all nominees are elected, the Board of Directors will consist of eight members and one seat that is vacant. Our amended and restated certificate of incorporation provides that the Board of Directors generally shall consist of such number of directors as determined from time to time by a resolution adopted by a majority of the total number of directors then in office. Notwithstanding the foregoing, under our amended and restated certificate of incorporation, until such time as the Sun Entities cease to beneficially own 30% or more of the voting power of our then outstanding shares of common stock, Sun Cardinal will have the right to designate a majority of the Board of Directors, to fix the size of the Board of Directors and to designate the Chairman of the Board of Directors and the chairman of each committee of the Board of Directors; provided that, at such time when we are no longer a “controlled company” under the NYSE corporate governance standards, a majority of the Board of Directors will be “independent directors,” as defined under the rules of NYSE, subject to the applicable phase-in requirements. See “— Controlled Company and Director Independence.” Until such time as the Sun Entities cease to beneficially own 30% or more of the then outstanding shares of our common stock, Sun Cardinal shall also have the ability to fill any vacancy on the Board of Directors, whether resulting from an increase to the board size, death, resignation or removal. Thereafter, only the Board of Directors shall be authorized to fill such vacancies. Additionally, even if the Sun Entities cease to beneficially own at least 30% of the then outstanding shares of our common stock, directors previously designated by Sun Cardinal shall have the right to serve the remainder of their respective terms, unless they are otherwise removed for cause in accordance with the terms of our amended and restated certificate of incorporation.

The Board of Directors is divided into three classes, with one class being elected at each year’s annual meeting of stockholders. Following the expiration of the initial term of a class of directors, each class of directors will serve a three-year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Controlled Company and Director Independence

Our common stock is listed on NYSE.

The Sun Entities currently control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NYSE corporate governance standards. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the Board of Directors consists of “independent directors,” as defined under the NYSE rules;
•	we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•	we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	we conduct annual performance evaluations of the Company’s Nominating and Corporate Governance Committee and the Compensation Committee.

These exemptions do not modify the independence requirements for the Audit Committee. The Audit Committee members must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of NYSE.

The Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, the Board of Directors has determined that each of Messrs. Bowman, Griffith and Mardy as well as Ms. Ulasewicz is “independent” as that term is defined under Rule 10A-3 under the Exchange Act as well as the applicable listing standards of NYSE. In making these determinations, the Board of Directors considered the current and prior relationships that each such director has with the Company and all other facts and circumstances the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each such director, and the transactions involving them that would be described in the section titled “Certain Relationships and Related Party Transactions,” if any.

Once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the Compensation Committee and the Nominating and Corporate Governance Committee to be phased in as follows: (1) one independent committee member at the time we are no longer a “controlled company;”(2) a majority of independent committee members within 90 days of the time we are no longer a “controlled company;” and (3) all independent committee members within one year of the time we are no longer a “controlled company.” In addition, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on the Board of Directors.

Board Leadership Structure

Mr. Leder serves as the Chairman of the Board of Directors and presides over the meetings and executive sessions. Under our amended and restated certificate of incorporation, until such time as the Sun Entities cease to beneficially own 30% or more of the then outstanding shares of our common stock, Sun Cardinal, an affiliate of Sun Capital, has the right to designate the Chairman of the Board of Directors. Mr. Leder was designated as the Chairman of the Board of Directors by Sun Cardinal in June 2015.

As set forth in our corporate governance guidelines, the Board of Directors recognizes that depending on future circumstances, other leadership structures may become more appropriate for the Company. Accordingly, the Board of Directors will continue to periodically review its leadership structure.

Board Meetings and Committees

During fiscal 2017, the Board of Directors held four regular meetings and two special meetings and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee held seven, three, and three meetings, respectively. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the periods that he or she served.

Pursuant to our corporate governance guidelines, our directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board of Directors meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

The Board of Directors has established the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees are described below. Members will serve on these committees until their resignation or as otherwise determined by the Board of Directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Audit Committee currently consists of Messrs. Bowman and Griffith and Ms. Ulasewicz. Mr. Bowman is currently the chairman of the Audit Committee. Immediately following the Annual Meeting, if all nominees are elected, the Board expects to appoint Mr. Mardy as the chairman of the Audit Committee and the Audit Committee will consist of Messrs. Mardy and Griffith and Ms. Ulasewicz. The Board of Directors has determined that all members of the Audit Committee and Mr. Mardy qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Board of Directors has also determined that Messers Bowman and Mardy each qualifies as an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K under Securities Act of 1933, as amended (the “Securities Act”). The Board of Directors adopted a written charter for the Audit Committee, which is available on our corporate website at www.vince.com. Our website is not part of this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key corporate compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our chief executive officer and other named executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our named executive officers; and (4) administering stock plans and other incentive compensation plans (including the Vince Holding Corp. 2013 Omnibus Incentive Plan (the “Vince 2013 Incentive Plan”)) and the 2013 Employee Stock Purchase Plan (“Vince ESPP”). Pursuant to its charter, the Compensation Committee may also delegate any of its responsibilities to one or more subcommittees to the extent it deems appropriate and allowed by applicable law.

The Compensation Committee currently consists of Messrs. Borell and Roach and Ms. Ulasewicz. Ms. Ulasewicz is currently the chairman of the Compensation Committee. The Board of Directors adopted a written charter for the Compensation Committee, which is available on our corporate website at www.vince.com. Our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors; (2) overseeing the organization of the Board of Directors so that it can satisfy its duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; (4) reviewing and approving the compensation of our directors; (5) developing and recommending to the Board of Directors a set of corporate governance guidelines and principles applicable to us; and (6) reviewing and approving related party transactions.

The Nominating and Corporate Governance Committee currently consists of Messrs. Esko, Griffith and Roach. Mr. Griffith is currently the chairman of the Nominating and Corporate Governance Committee. The Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at www.vince.com. Our website is not part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, none of our officers or employees served as a member of the Compensation Committee. None of our executive officers currently serves, or in the past has served, as a member of a Compensation Committee of any entity that has one or more executive officers serving on the Board of Directors or the Compensation Committee or as a director of any entity that has one or more executive officers serving on the Compensation Committee.

Other Committees

The Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions, as well as corporate governance guidelines. Copies of the code of business conduct and ethics as well as the corporate governance guidelines are available on our corporate website at www.vince.com. We expect that any amendments to the code or the guidelines, or any waivers of their respective requirements, will be disclosed on our website. Our website is not part of this Proxy Statement.

Risk Oversight

The Board of Directors oversees the risk management activities designed and implemented by our management. The Board of Directors executes its oversight responsibility for risk management both directly and through its committees. The Board of Directors also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure.

The Board of Directors has delegated to the Audit Committee oversight of our risk management process. The Audit Committee receives detailed regular reports from members of our senior management and other employees that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Considerations in Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.

The Nominating and Corporate Governance Committee has not identified specific minimum qualifications that must be met for a person to be considered as a candidate for director; however, the Nominating and Corporate Governance Committee and the Board of Directors believe that the Board of Directors should be composed of individuals with knowledge and experience in many substantive areas that impact our business. The following areas are the most important to us: fashion and consumer goods; retail and wholesale; marketing and merchandising; sales and distribution; international business development; strategic planning and leadership of complex organizations; accounting, finance, and capital structure; legal/regulatory and government affairs; operations and supply chain management; talent management; and board practices of other major corporations. The Nominating and Corporate Governance Committee and the Board of Directors review these factors, and diversity, in considering candidates for directorship.

We believe that all our current board members possess the professional and personal qualifications necessary for service on the Board of Directors, and have highlighted in the individual biographies above the specific experience, attributes and skills that led to the conclusion that each board member should serve as a director.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. Pursuant to the Company’s amended and restated bylaws, stockholders who wish to nominate a candidate for election at our annual meeting of stockholders to be held in 2019 (the “2019 Meeting”) may do so by delivering a written notice no earlier than the close of business on January 31, 2019 and no later than the close of business on March 2, 2019 to Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, New York 10110, Attention: Secretary. Any stockholder of record or beneficial owner of common stock proposing such a nomination must: (i) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to notice of and to vote at our 2019 Meeting; and (ii) comply with the applicable notice procedures set forth in the Company’s amended and restated bylaws.

The Company’s amended and restated bylaws require that certain information must be included in the notice provided to the Company’s Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner or by any immediate family of the stockholder sharing the same household (collectively, the “Nominating Person”). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person as they appear on the Company’s books, (ii) information regarding the common stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the common stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company’s amended and restated bylaws, and (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business. The notice must also include a representation that the Nominating Person intends to appear in person or by proxy at our 2019 Meeting to nominate the person named in the notice.

The Company’s amended and restated bylaws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including: (i) certain biographical information, such as name, age, business and residential address and principal occupation; (ii) a description of all agreements, arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination; (iii) the information that would be required to be provided if the candidate were a Nominating Person; and (iv) any other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.

For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company’s amended and restated bylaws filed with the SEC as Exhibit 3.1 to the Company’s Current Report on Form 8-K on November 27, 2013.

The Nominating and Corporate Governance Committee will consider director candidates timely submitted by the Company’s stockholders in accordance with the notice provisions and procedures set forth in the Company’s amended and restated bylaws, and shall apply the same criteria to the evaluation of those candidates as the committee applies to other director candidates.

No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

Communications with the Board of Directors

Interested parties wishing to communicate with the Board of Directors or with an individual member or members of the Board of Directors may do so by writing to the Board of Directors or to the particular member or members of the Board of Directors, and mailing the correspondence to Vince Holding Corp., Attention: General Counsel, 500 Fifth Avenue, 20th Floor, New York, New York 10110. Each communication should set forth: (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares; and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our General Counsel, in consultation with appropriate members of the Board of Directors and management, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of the Board of Directors, or if none is specified, to the Chairman of the Board of Directors.

Director Compensation

All members of the Board of Directors that are not employed by us or by any of the Sun Entities are entitled to receive compensation for their services to the Board of Directors and related committees pursuant to the policy described below.

The annual cash fees paid to our non-employee directors and directors not employed by any of the Sun Entities is as follows:

Description	Amount
Annual Retainer (1)	$50,000
Retainer for Chair of Committee (1)	$15,000 for chairing the Audit Committee; $10,000 for chairing the Compensation Committee; and $5,000 for chairing the Nominating and Corporate Governance Committee

(1)

The applicable amount(s) are paid in arrears on a quarterly basis each year for the term of each director’s services as a member of the Board of Directors and as chair of a committee, where applicable, with such amount calculated on a pro rata basis for the first year of service.

All directors are also entitled to be reimbursed for their reasonable out-of-pocket expenses incurred to attend meetings of the Board of Directors and related committees.

In addition, generally, our non-employee directors and directors not employed by any of the Sun Entities are entitled to receive on an annual basis a grant of restricted stock units. In fiscal 2017, our non-employee directors each received 2,500 restricted stock units. These restricted stock units vest over a three-year period from the grant date and are settled in shares of our common stock. Generally, each eligible director elected or appointed to the Board of Directors is entitled receive a pro rata amount of the relevant annual grant for the first year in which he or she serves on the Board of Directors based on the date such director is elected or appointed.

During fiscal 2017, Messrs. Bowman, Esko and Griffith and Ms. Ulasewicz were our only non-employee directors who were also not employed by any of the Sun Entities. The compensation earned during fiscal 2017 by each of Messrs. Bowman, Esko and Griffith and Ms. Ulasewicz for serving as a member of the Board of Directors and committees thereof is set forth in the following table:

Name	Fees Earned or Paid in Cash		Stock Awards		All Other Compensation		Total
Robert A. Bowman	$65,000	(1)	$15,000	(2)	$—		$80,000
Ryan J. Esko	$50,000	(3)	$—	(4)	$1,721	(7)	$51,721
Jerome Griffith	$55,000	(5)	$15,000	(2)	$46	(7)	$70,046
Eugenia Ulasewicz	$60,000	(6)	$15,000	(2)	$1,339	(7)	$76,339

(1)	Represents annual and committee chair retainers paid to Mr. Bowman for his service as a member of the Board of Directors as well as the chairman of the Audit Committee.
(2)

Represents the fair value of the awards, calculated in accordance with FASB ASC Topic 718 (the “Fair Value”), of 2,500 restricted stock units granted under the Vince 2013 Incentive Plan to each of Messrs. Bowman and Griffith and Ms. Ulasewicz as an annual grant for their services as members of the Board of Directors.

(3)	Represents an annual retainer paid to Mr. Esko for his service as a member of the Board of Directors.
(4)	Mr. Esko is not eligible to receive stock awards.
(5)	Represents annual and committee chair retainers paid to Mr. Griffith for his service as a member of the Board of Directors as well as the chairman of the Nominating and Corporate Governance Committee.

(6)	Represents annual and committee chair retainers paid to Ms. Ulasewicz for her service as a member of the Board of Directors as well as the chairman of the Compensation Committee.
(7)	Represents reimbursements made to directors for their out of pocket expenses, which they incurred to attend meetings of the Board of Directors and its committees.

Director and Officer Indemnification and Limitation of Liability

Our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation and the DGCL provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders; and (ii) any acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law.

In addition, we have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

PROPOSAL NO. 2                       RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending February 2, 2019. During fiscal 2017, PricewaterhouseCoopers LLP served as our independent registered public accounting firm.

At the Annual Meeting, our stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending February 2, 2019. The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Notwithstanding the appointment of PricewaterhouseCoopers LLP and any ratification of that appointment by our stockholders, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting telephonically or in person and will be available to respond to appropriate questions from our stockholders.

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

Audit and Related Fees.

The following table presents fees for professional audit services and other services rendered to us by PricewaterhouseCoopers LLP for fiscal 2017 and 2016:

	Fiscal 2017	Fiscal 2016
Audit Fees (1)	$1,300,000	$1,675,000
Audit Related Fees (2)	—	—
Tax Fees (3)	—	55,310
All Other Fees (4)	4,500	4,500
Total audit and related fees	$1,304,500	$1,734,810

(1)

Represents fees and related expenses billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual consolidated financial statements for fiscal 2016 and fiscal 2017 and the reviews of interim period financial statements included in the Company’s quarterly reports on Form 10-Q. Audit Fees for fiscal 2016 and 2017 also include professional services rendered in connection with the Company’s rights offering, completed in April 2016 (the “2016 Rights Offering”) and the Company’s rights offering, completed in September 2017 (the “2017 Rights Offering”).

(2)

Represents fees and related expenses billed or expected to be billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit of the Company’s consolidated financial statements and are not reported under “Audit Fees” above.

(3)

Represents fees and related expenses incurred for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local jurisdictions.

(4)	Represents costs for research software.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy and Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us, subject to the SEC rules which provide that certain non-audit services accounting for less than five percent of the total fees paid to the independent auditor be approved by the Audit Committee retroactively. In accordance with the charter of the Audit Committee, approval can be made by the chair of the Audit Committee, or any member of the Audit Committee if the chair is not available, in between committee meetings who is then required to disclose the pre-approved services to the Audit Committee at the next scheduled meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of NYSE and the rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on our website at www.vince.com. Our website is not part of this Proxy Statement. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls; and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP;
•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Robert A. Bowman (Chair)

Jerome Griffith

Eugenia Ulasewicz

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Below is the current list of names, ages (as of May 31, 2018) and a brief overview of the business experience of our executive officers:

Name	Age	Position/Title
Brendan Hoffman	49	Chief Executive Officer and Director
David Stefko	61	Executive Vice President, Chief Financial Officer
Mark Engebretson	60	Executive Vice President, Operations
Melissa Wallace	59	Senior Vice President, Human Resources

Brendan Hoffman. See “Board of Directors and Corporate Governance — Continuing Director — Brendan Hoffman” for Mr. Hoffman’s biography.

David Stefko. Mr. Stefko has served as our Chief Financial Officer since September 2015. His title changed to Executive Vice President, Chief Financial Officer from Chief Financial Officer on September 1, 2016. The duties and terms of his employment have remained the same. Mr. Stefko has over 30 years of senior finance and executive management experience. Prior to joining Vince, Mr. Stefko served as Group Chief Financial Officer at Sun Capital since September 2011. Prior to Sun Capital, Mr. Stefko served as Senior Vice President, Chief Financial Officer & Chief Administrative Officer of Things Remembered, a national multichannel specialty retailer. Prior to Things Remembered, he served as either Chief Financial Officer or Vice President, Finance for various operating divisions of Cole National, lastly serving as Chief Financial Officer of Pearle Vision, a leading eyecare provider. Prior to Cole National, Mr. Stefko spent 14 years with Sherwin-Williams in various consumer product, manufacturing and corporate divisions, and the last 6 years as Chief Financial Officer of the Consumer Brands Division. Mr. Stefko started his career with Ernst & Young.

Mark Engebretson. Mr. Engebretson has served as our Executive Vice President, Operations since August 2016. Prior to joining the Company, Mr. Engebretson spent 14 years at Ralph Lauren. In that time, Mr. Engebretson held multiple roles, including Vice President Design Operations, Vice President Sourcing and Production for multiple brands, launching American Living and Denim & Supply. Mr. Engebretson led a three-year global systems implementation, managing a team of over 250 people. Mr. Engebretson’s most recent role was Senior Vice President of all Luxury Brands. In that role, Mr. Engebretson participated in the consolidation of Women’s and Men’s apparel, footwear, handbags and accessories, as well as the RRL denim line, into one Luxury organization. Prior to Ralph Lauren, Mr. Engebretson held lead sourcing, product development and production roles with Victoria’s Secret, Liz Claiborne, Armani Jeans, and Tahari.

Melissa Wallace. Ms. Wallace has served as our Senior Vice President, Human Resources since January 2015. Previously, Ms. Wallace served as Group Senior Vice President, Human Resources for Fast Retailing USA since March 2012, where she supported Uniqlo USA Retail, Global Uniqlo e-commerce, Global Uniqlo Creative/Innovation Center, Theory, Helmut Lang, Comptoire des Cotonniers and JBrand. Prior to joining Fast Retailing, Ms. Wallace served as Senior Vice President, Talent for Under Armour from 2007 to 2012. Prior to this, Ms. Wallace served as Vice President, Human Resources for Party City from 2002 to 2007. Previously, Ms. Wallace served as Vice President, Human Resources for Liz Claiborne from 1994 to 2001. From 1992 to 1994, Ms. Wallace served as Director of Human Resources for United Retail Group, supporting Sizes Unlimited and Avenue stores. Prior to joining United Retail Group, Ms. Wallace worked for Big M Inc. for ten years serving as Director of Human Resources, where she supported Mandee Shops and Annie Sez stores.

Family Relationships

There are no family relationships between any of our executive officers or directors.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. Our Named Executive Officers (the “Named Executive Officers”) for fiscal 2017 and the positions they held with us during fiscal 2017 are set forth below:

Name	Position/Title
Brendan Hoffman	Chief Executive Officer and Director (Principal Executive Officer)
David Stefko	Executive Vice President, Chief Financial Officer
Mark Engebretson	Executive Vice President, Operations

Overview

Our Compensation Committee is responsible for making compensation decisions for our executive officers and directors. Our Compensation Committee also considers input from our Chief Executive Officer, who provides compensation recommendations to the Compensation Committee for executives other than himself based on the considerations mentioned herein. We grant long-term equity incentives from time to time to our executives under the Vince 2013 Incentive Plan, as described below under “— Vince 2013 Incentive Plan.”

Our Compensation Committee reviews compensation elements and amounts for our Named Executive Officers on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require. Accordingly, the compensation paid to our Named Executive Officers for fiscal 2017 may not necessarily be indicative of how we may compensate our Named Executive Officers in future years.

Executive Compensation Design Overview

Our executive compensation programs have historically been designed to provide competitive total compensation opportunities. They were designed to align pay with achievement of our annual and long-term financial and operational goals and recognize individual achievement. In setting pay levels, we reviewed published survey information and other available compensation data that was specific to companies of similar size or positioning in our industry. As currently structured, our executive compensation program is designed to:

•

provide aggregate compensation that reflects the market compensation for executives with similar responsibilities in similar companies with appropriate adjustments to reflect the experience, performance and other distinguishing characteristics of specific individuals;

•	be commensurate with our short-term and long-term financial performance;
•	be aligned with the value for stockholders; and
•	provide a competitive compensation opportunity that enables us to attract and retain key executive talent.

We believe that an important criterion for the determination of the aggregate value of our compensation program and the allocation of such value among the various elements of our compensation plans is market data on the amounts, allocations and structures utilized by similarly situated companies for positions of comparable responsibility.

During fiscal 2017, the Compensation Committee engaged Korn Ferry Hay Group (“Hay Group”) to advise on our executive compensation program at the recommendation of management. Hay Group also provided executive compensation advice to management during fiscal 2017. The Compensation Committee approved the appointment of Hay Group as an advisor to the committee as well as management and determined there was no conflict. Hay Group assisted in refining the Company’s executive compensation strategies and practices and non-executive employee compensation program in comparison to similarly situated companies.

In addition to cash compensation, our current compensation program includes grants under the Vince 2013 Incentive Plan and offerings pursuant to the Vince ESPP pursuant to which Vince employees other than executive officers, can purchase shares of our common stock at a discount of 10% to the closing price of our common stock on the NYSE on the last day of the applicable option period.

Compensation of Named Executive Officers

Base Salaries. The Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, at least annually, and makes adjustments as it determines to be reasonable and necessary. The base salaries of the Named Executive Officers as of the end of fiscal 2017 were as follows:

Named Executive Officer	Base Salary
Brendan Hoffman, Chief Executive Officer and Director	$900,000
David Stefko, Executive Vice President, Chief Financial Officer	$625,000
Mark Engebretson, Executive Vice President, Operations	$501,000

Cash Bonuses. With respect to services rendered during fiscal 2017, the Compensation Committee adopted the 2017 Short-Term Incentive Program (the “2017 Bonus Plan”) as our annual cash bonus plan. Under the 2017 Bonus Plan, the performance metric was based on EBITDA. The payout opportunity for the Named Executive Officers under the 2017 Bonus Plan (as a percentage of base salary) was 100% for Mr. Hoffman and 60% for Mr. Stefko and Mr. Engebretson. The Compensation Committee made bonus determinations with respect to the 2017 Bonus Plan on April 2, 2018. Payouts under the 2017 Bonus Plan were made in April 2018.

Vince 2013 Incentive Plan. During fiscal 2017, none of our Named Executive Officers received any options to acquire shares of the Company pursuant to the Vince 2013 Incentive Plan.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered during fiscal 2017 and fiscal 2016 in all capacities that was earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Brendan Hoffman Chief Executive Officer and Director (Principal Executive Officer)	2017	$900,000	$820,350 (2)	$—		$—	$16,337	(3)	$1,736,687
	2016	$900,000	$—	$—	(4)	$—	$9,919	(5)	$909,919
David Stefko Executive Vice President, Chief Financial Officer	2017	$625,000	$341,812 (6)	$—		$—	$194,647	(7)	$1,161,459
	2016	$625,000	$—	$—	(8)	$—	$202,362	(9)	$827,362
Mark Engebretson Executive Vice President, Operations	2017	$501,000	$273,135(10)	$—		$—	$109,914	(11)	$884,049

(1)

Reflects the aggregate Fair Value of the options. All assumptions made in the valuation are discussed in Note 6 of our audited consolidated financial statements included in the Annual Report accompanying this Proxy Statement.

(2)	Reflects a cash bonus paid to Mr. Hoffman for the achievement of targeted objectives under the 2017 Bonus Plan.
(3)	Reflects the value of a clothing allowance, 401(k) contributions made by the Company, executive life insurance premiums paid by the Company and cellular phone reimbursements made by the Company.
(4)

Mr. Hoffman was granted options to acquire 8,866 shares of our common stock to adjust Mr. Hoffman’s options granted to him on October 22, 2015 to reflect the impact of the 2016 Rights Offering. These options have the same terms as the October 22, 2015 options and their Fair Value is $0.

(5)	Reflects a clothing allowance, 401(k) contributions made by the Company and executive life insurance premiums paid by the Company.
(6)	Reflects a cash bonus paid to Mr. Stefko for the achievement of targeted objectives under the 2017 Bonus Plan.
(7)

Reflects relocation and housing benefits and tax gross-up of such expenses, the value of a clothing allowance, 401(k) contributions made by the Company, executive life insurance premiums paid by the Company and cellular phone reimbursements made by the Company.

(8)

Mr. Stefko was granted options to acquire 3,989 shares of our common stock to adjust Mr. Stefko’s options granted to him on January 14, 2016 to reflect the impact of the 2016 Rights Offering. These options have the same terms as the January 14, 2016 options and their Fair Value is $0.

(9)

Reflects relocation and housing benefits and tax gross-up of such expenses, the value of a clothing allowance, 401(k) contributions made by the Company and executive life insurance premiums paid by the Company.

(10)	Reflects a cash bonus paid to Mr. Engebretson for the achievement of targeted objectives under the 2017 Bonus Plan.
(11)

Reflects relocation and housing benefits and tax gross-up of such expenses, the value of a clothing allowance, 401(k) contributions made by the Company, executive life insurance premiums paid by the Company and cellular phone reimbursements made by the Company.

Employment Agreements

Brendan Hoffman, Chief Executive Officer and Director. The Company and Vince, LLC, the Company’s indirect wholly owned subsidiary, entered into an employment agreement with Mr. Hoffman on October 22, 2015 to serve as Chief Executive Officer. The employment agreement provides for a base salary of $900,000, which may be increased upon an annual review by the Board of Directors or the Compensation Committee. In addition to base salary, Mr. Hoffman is eligible to participate in the Company’s annual incentive plan that provides him with the opportunity to earn a bonus targeted at 100% of his base salary, provided predetermined performance metrics are met, with a threshold bonus opportunity set at 50% of his base salary and maximum bonus opportunity capped at 200% of his base salary. The employment agreement also provides for an initial grant of stock options to acquire 500,000 shares of our common stock (on a pre-Reverse Stock Split basis) and the eligibility to receive additional equity grants, which commenced on October 22, 2016. His eligibility thereafter would be at the same time as other executive officers subject to the discretion of the Compensation Committee. Mr. Hoffman did not receive any additional equity grants thereunder during fiscal 2017. Mr. Hoffman was also eligible to receive a long-term cash incentive bonus in the amount of $500,000 for fiscal 2017, which did not become payable. Mr. Hoffman remains eligible to receive a long-term cash incentive bonus in the amount of $500,000 each of the fiscal years ending February 2, 2019 and February 1, 2020, which becomes payable only if: (i) Mr. Hoffman remains continuously employed through the end of each such fiscal year, and (ii) the average daily closing price of the Company’s common stock on the NYSE for the last six months of the applicable fiscal year is equal to or greater than $15.00, $20.00 and $25.00, respectively (on a pre-Reverse Stock Split basis).

In the event Mr. Hoffman’s employment is terminated without cause or Mr. Hoffman terminates his employment for good reason, he would be eligible to receive: (i) any unpaid base salary through his termination date, together with a pro-rated portion of the annual bonus for the year in which his termination occurs and other accrued benefits; (ii) his base salary during a period ending on the 12-month anniversary of his termination date, less any salary received from other full-time employment during such period; and (iii) the employer-portion of the monthly premiums during the salary continuation period associated with the continued health benefit coverage under COBRA upon timely election.

Mr. Hoffman’s employment agreement also provides that, during the term of his employment and for a period of 12 months thereafter, he will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to certain of our competitors or any of their successors or affiliates (the “Non-Competition Covenant”). Notwithstanding the foregoing, Mr. Hoffman may be a passive owner of not more than 1% of the equity securities of a publicly-traded corporation engaged in a business that is a competitor, so long as he has no active participation in the business of such company. In addition, during such 12-month period, Mr. Hoffman will not, directly or indirectly, individually or on behalf of another person, firm or corporation, solicit, aid or induce any individual or entity that is, or was during the 12-month period immediately prior to termination of his employment for any reason, our customer to terminate or materially reduce its purchase of our goods or services or assist or aid any other persons or entity in doing so. Further, during the 12-month period after the termination of his employment, Mr. Hoffman will not, directly or indirectly, individually or on behalf of another person, firm or corporation: (i) solicit or induce any of our employees, representatives or agents to leave such employment or retention or to accept employment with or render services to or with any other person, firm corporation or other entity unaffiliated with us or hire or retain such employee, representative or agent or take any action to materially assist or aid another person, firm or corporation in identify, hiring or soliciting such employee, representative or agent, or (ii) interfere, or aid or induce any other person or entity in interfering with the relationship between us and any of our vendors, joint-venture partners or licensors (“Non-Solicit, Non-Interference Covenant”).

David Stefko, Executive Vice President, Chief Financial Officer. Vince, LLC entered into an employment agreement with Mr. Stefko on January 12, 2016 to serve as Chief Financial Officer. The employment agreement provides for a base salary of $625,000. In addition to base salary, the employment agreement provided for a one-time signing bonus of $50,000 and an initial grant of stock options to acquire 225,000 shares of our common stock (on a pre-Reverse Stock Split basis). He is also eligible to participate in the Company’s annual incentive plan that provides him with the opportunity to earn a bonus targeted at 60% of his base salary and to participate in the ongoing annual long-term incentive program subject to the discretion of the Compensation Committee.

In the event Mr. Stefko’s employment is terminated without cause, he would be eligible to receive: (i) his base salary during a period ending on the 12-month anniversary of his termination date, less any salary received from other full-time employment during such period, and (ii) the employer-portion of the monthly premiums during the salary continuation period associated with the continued health benefit coverage under COBRA upon timely election.

Mr. Stefko’s employment agreement also contains the Non-Competition Covenant (provided, that, Mr. Stefko may become a passive owner of not more than five percent (5%) of the equity securities of a corporation or any other entity engaged in competitive business so long as he has no active participation in the business of such company) and the Non-Solicit, Non-Interference Covenant during the term of his employment and 6 months thereafter.

Mark Engebreston, Executive Vice President, Operations. Vince, LLC entered into an employment agreement with Mr. Engebretson on June 30, 2016. The employment agreement provides for an initial base salary of $501,000, which may be increased starting in 2018 upon an annual review by the Board of Directors or the Compensation Committee as to Company and individual performance. The employment agreement also provides for an initial grant of options to acquire common stock valued at $144,060 at the time of grant. Mr. Engebretson is eligible to receive additional equity grants subject to the discretion of the Compensation Committee. Mr. Engebretson is also eligible to participate in the Company’s annual incentive plan each year with a target bonus opportunity of 60% of the base salary.

The employment agreement also provides that if Mr. Engebretson’s employment is terminated without cause: (i) within the first two years of employment, he would be entitled to a base salary continuation for 6 months or until other employment is secured, and (ii) after the first two years of employment, he would be entitled to a base salary continuation for 12 months or until other employment is secured, and the Company’s payment of the employer-portion of the monthly premiums during the relevant salary continuation period associated with the continued health benefit coverage under COBRA upon timely election.

Mr. Engebretson’s employment agreement also includes the Non-Competition Covenant (provided, that, Mr. Engebretson may become a passive owner of not more than five percent (5%) of the equity securities of a corporation or any other entity engaged in competitive business so long as she has no active participation in the business of such company) and the Non-Solicit, Non-Interference Covenant during his employment and 12 months thereafter.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table sets forth information regarding outstanding equity awards of the Company held by our Named Executive Officers at the end of fiscal 2017:

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Brendan Hoffman	October 22, 2015	25,000	25,000		$39.90	October 22, 2025
	May 16, 2016	4,433	4,433	(3)	$56.10	October 22, 2025
David Stefko	January 14, 2016	11,250	11,250		$44.40	January 14, 2026
	May 16, 2016	1,995	1,994	(4)	$56.10	January 14, 2026
Mark Engebreston	September 1, 2016	1,500	4,500		$68.60	September 1, 2026

(1)

Except as otherwise provided herein, the options described in this table vest over the course of four years at the rate of 25% each year on each anniversary of the grant date, beginning on the first anniversary thereof.

(2)	Any shares of our common stock that any Named Executive Officer receives upon exercise of these options will be subject to certain minimum holding requirements.
(3)

On May 16, 2016, Mr. Hoffman was granted options to acquire 8,866 shares of our common stock to adjust Mr. Hoffman’s existing options granted to him on October 22, 2015 to reflect the impact of the 2016 Rights Offering. These options have the same terms as the existing options and their Fair Value is $0.

(4)

On May 16, 2016, Mr. Stefko was granted options to acquire 3,989 shares of our common stock to adjust Mr. Stefko’s existing options granted to him on January 14, 2016 to reflect the impact of the 2016 Rights Offering. These options have the same terms as the existing options and their Fair Value is $0.

401(k) Plan

During fiscal 2017, we provided the defined contribution 401(k) Plan, as well as various group health and welfare programs that were generally available to all our employees, including the Named Executive Officers.

Under the 401(k) plan, eligible employees electing to participate may contribute up to 100% of their pretax income, subject to IRS rules limiting an individual’s total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees. We match 50% up to the first 3% of the employee’s deferral.

We made the following contributions for each of the Named Executive Officers during fiscal 2017:

Name	Contribution Amount ($)
Brendan Hoffman	4,050
David Stefko	2,163
Mark Engebretson	4,050

Severance Benefits

Upon certain types of terminations of employment, severance benefits may be payable to our Named Executive Officers. Severance benefits payable to the Named Executive Officers are addressed in each Named Executive Officer’s employment agreement. See “— Employment Agreements.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the section titled “Executive Compensation” be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Eugenia Ulasewicz (chair)

Jonathan Borell

Donald Roach

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of the end of fiscal 2017, the Company’s common stock that may be issued under the Company’s equity compensation plans, which are the Vince 2013 Incentive Plan, the 2010 Stock Option Plan (the “2010 Plan”) and the Vince ESPP. Each of these plans has been approved by the Company’s stockholders. The Company does not maintain any equity compensation plans that have not been approved by its stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of the end of fiscal 2017, the Company’s common stock that may be issued under the Company’s equity compensation plans, which are the Vince 2013 Incentive Plan, the 2010 Stock Option Plan (the “2010 Plan”) and the Vince ESPP. Each of these plans has been approved by the Company’s stockholders. The Company does not maintain any equity compensation plans that have not been approved by its stockholders.

Plan Category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	183,993(1)	$42.23(2)	245,542(3)
Equity compensation plans not approved by security holders	—	—	—

Total	183,993	$42.23	245,542

_____________________

(1)

Consists of: (i) 170,757 issued and outstanding options under the Vince 2013 Incentive Plan, and (ii) 13,236 issued and outstanding restricted stock units under the Vince 2013 Incentive Plan. As of the end of fiscal 2017, we had no awards outstanding under the 2010 Plan and we will not issue any additional awards thereunder.

(2)	Applicable only to outstanding stock options as outstanding restricted stock units do not have an exercise price.
(3)	Includes 150,563 shares issuable under the Vince 2013 Incentive Plan and 94,979 shares issuable under the Vince ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of the Record Date:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;
•	each of our Named Executive Officers;
•	each of our directors; and
•	all directors and executive officers as a group.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions” of this Proxy Statement.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of our common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions or options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Our calculation of the percentages of beneficial ownership is based on 11,616,500 shares of our common stock outstanding on the Record Date. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, New York 10110.

Name of Beneficial Owner	Shares Beneficially Owned Number	Percentage of Shares Beneficially Owned Percentage
5% Stockholder:
Sun Capital (1)	8,481,318	73%
Named Executive Officers & Directors:
Brendan Hoffman (2)	36,475	*
David Stefko (3)	29,113	*
Mark Engebretson (4)	1,500	*
Jonathan H. Borell (5)	—	—
Robert Bowman (6)	17,475	*
Ryan J. Esko	—	—
Jerome Griffith (7)	15,356	*
Marc J. Leder (1)	8,481,318	73%
Michael Mardy	—	—
Donald V. Roach (5)	—	—
Eugenia Ulasewicz (8)	2,689	*
All Executive Officers and Directors as a Group (12 Persons):	8,590,347	74%

*	Represents less than 1.0%.
(1)

Includes 6,250,279 shares held of record by Sun Cardinal, 2,083,432 shares held of record by SCSF Cardinal, LLC (“SCSF Cardinal”) and 147,607 shares held of record by SK Financial Services, LLC (“SK Financial Services”). Sun Cardinal is a wholly owned subsidiary of Sun Capital Partners V, L.P. (“SCP V”). SCSF Cardinal is jointly owned by Sun Capital Securities Offshore Fund, Ltd. (“SCSF Offshore”) and Sun Capital

Securities Fund, L.P. (“SCSF LP”). SK Financial Services is jointly owned by SCSF Offshore, SCP V and SCSF LP. Indirectly through their respective revocable trusts, Messrs. Marc J. Leder and Rodger Krouse each control 50% of the shares in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of SCP V. As a result, Messrs. Krouse and Leder (and/or their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Cardinal. Each of Messrs. Krouse and Leder also controls, indirectly through their respective revocable trusts, 50% of the membership interests in Sun Capital Securities, LLC (“SCSF LLC”), which in turn is the general partner of Sun Capital Securities Advisors, LP (“SCSF Advisors”), which in turn is the general partner of SCSF LP. As a result, Messrs. Krouse and Leder (and their respective revocable trusts), SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SCSF Cardinal. Further, each of Messrs. Krouse and Leder (and their respective revocable trusts), SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SK Financial Services. Each of Messrs. Krouse and Leder (and their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V, Sun Partners V LP, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Messrs. Krouse and Leder, Sun Partners V Ltd, Sun Advisors V, Sun Partners V LP, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2)

Represents: (i) options to acquire shares of our common stock that have vested or will vest within 60 days of the Record Date under the Vince 2013 Incentive Plan; (ii) 3,000 shares of our common stock that were purchased by Mr. Hoffman on June 14, 2016 in the open market; and (iii) 4,042 shares of our common stock purchased by Mr. Hoffman through the exercise of his subscription and over-subscription rights in the 2017 Rights Offering.

(3)

Represents: (i) options to acquire shares of our common stock that have vested or will vest within 60 days of the Record Date under the Vince 2013 Incentive Plan; (ii) 2,500 shares of our common stock that were purchased in the open market by Mr. Stefko on May 16, 2016 in accordance with a trading plan established pursuant to Rule 10b5-1 under the Exchange Act; and (iii) 13,368 shares of our common stock that were purchased by Mr. Stefko through the exercise of his subscription and over-subscription rights in the 2017 Rights Offering.

(4)	Represents options to acquire shares of our common stock that have vested or will vest within 60 days of the Record Date under the Vince 2013 Incentive Plan.
(5)	The business address for each of Messrs. Borell and Roach is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(6)

Represents: (i) restricted stock units that have vested or will vest within 60 days of the Record Date and (ii) 14,444 shares of our common stock purchased by Mr. Bowman through the exercise of his subscription and over-subscription rights in the 2017 Rights Offering.

(7)

Represents: (i) restricted stock units that have vested or will vest within 60 days of the Record Date under the Vince 2013 Incentive Plan; and (ii) 103 shares of our common stock purchased by Mr. Griffith through the exercise of his subscription rights in the 2016 Rights Offering; and (iii) 12,222 shares of our common stock purchased by Mr. Griffith through the exercise of his subscription and over-subscription rights in the 2017 Rights Offering.

(8)	Represents restricted stock units that have vested or will vest within 60 days of the Record Date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sourcing Arrangement

On July 13, 2017, Vince, LLC entered into an agreement (the “Sourcing Arrangement”) with Rebecca Taylor, Inc. (“RT”), relating to the purchase and resale of certain Vince branded finished goods (“Vince Goods”), whereby RT agreed to purchase Vince Goods from approved suppliers pursuant to purchase orders issued to such suppliers (each, a “RT Purchase Order”) at a price specified therein (a “RT Price”) and Vince agreed to purchase such Vince Goods from RT pursuant to purchase orders issued to RT (each, a “Vince Purchase Order”) at a price specified therein (a “Vince Price”). The Vince Price is at all times equal to 103.5% of the RT price.

Upon receipt of the Vince Purchase Order, RT must issue the RT Purchase Order and apply for a letter of credit to be issued to the applicable supplier in the amount equal to the RT Price, subject to availability under RT’s credit facility. When the Vince Goods are ready to be delivered, RT must invoice Vince in the amount equal to the Vince Price, which invoice shall be payable by Vince within two business days of receipt of the invoice, which payment term may be extended by RT. In the event Vince fails to make timely payment for any Vince Goods, RT has the right to liquidate such goods in a manner and at a price it deems appropriate in its sole discretion.

The Sourcing Arrangement contains customary indemnification and representations and warranties. The Sourcing Arrangement may be terminated by either party upon 60 days’ prior written notice to the other party.

RT is owned by certain of the Sun Entities, which collectively owned approximately 73% of the outstanding common stock of the Company as of the Record Date. During fiscal 2017, the Company paid $17.8 million for orders placed under the Sourcing Arrangement. No new orders have been placed under the Sourcing Arrangement since September 2017.

Shared Services Agreement

In connection with the consummation of the Company’s IPO, Vince, LLC entered into a Shared Services Agreement with Kellwood on November 27, 2013 (the “Shared Services Agreement”), pursuant to which Kellwood provided support services in various areas, including, among other things, certain accounting functions, tax, e-commerce operations, distribution, logistics, information technology, accounts payable, credit and collections and payroll and benefits administration. As of the end of fiscal 2016, the Company completed the transition of all functions and systems from Kellwood to the Company’s own systems or processes as well as to third-party service providers. In connection with the Kellwood Sale, the Shared Services Agreement was contributed to St. Louis, LLC. The Shared Services Agreement with St. Louis, LLC has effectively terminated as there are currently no outstanding or further services to be provided thereunder.

The fees for all services received by Vince, LLC under the Shared Services Agreement are at cost. Such costs are the full amount of any and all actual and direct out-of-pocket expenses (including base salary and wages but without providing for any margin of profit or allocation of depreciation or amortization expense) incurred by the service provider or its affiliates in connection with the provision of the services.

The Company is invoiced monthly for the services provided under the Shared Services Agreement and generally is required to pay within 15 business days of receiving such invoice. The payments can be trued-up and disputed once each fiscal quarter. For fiscal 2017, the Company paid $0.3 million to St. Louis, LLC under the Shared Services Agreement. As of February 3, 2018, we recorded $82,000 in other accrued expenses to recognize amounts payable, under the Shared Services Agreement.

As of the date hereof, the Shared Services Agreement with St. Louis, LLC has effectively terminated as there are currently no outstanding or further services to be provided thereunder.

Tax Receivable Agreement

The Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with certain stockholders of the Company prior to its IPO (the “Pre-IPO Stockholders”) on November 27, 2013. The Company and its former subsidiaries generated certain tax benefits (including net operating losses and tax credits) prior to the restructuring transactions consummated in connection with the Company’s IPO and will generate certain section 197 intangible deductions (the “Pre-IPO Tax Benefits”), which would reduce the actual liability for taxes that the Company might otherwise be required to pay. The Tax Receivable Agreement provides for payments to the Pre-IPO Stockholders in an amount equal to 85% of the aggregate reduction in taxes payable realized by the Company and its subsidiaries from the utilization of the Pre-IPO Tax Benefits (the “Net Tax Benefit”).

For purposes of the Tax Receivable Agreement, the Net Tax Benefit equals (i) with respect to a taxable year, the excess, if any, of (A) the Company’s liability for taxes using the same methods, elections, conventions and similar practices used on the relevant company return assuming there were no Pre-IPO Tax Benefits over (B) the Company’s actual liability for taxes for such taxable year (the “Realized Tax Benefit”), plus (ii) for each prior taxable year, the excess, if any, of the Realized Tax Benefit reflected on an amended schedule applicable to such prior taxable year over the Realized Tax Benefit reflected on the original tax benefit schedule for such prior taxable year, minus (iii) for each prior taxable year, the excess, if any, of the Realized Tax Benefit reflected on the original tax benefit schedule for such prior taxable year over the Realized Tax Benefit reflected on the amended schedule for such prior taxable year; provided, however, that to extent any of the adjustments described in clauses (ii) and (iii) were reflected in the calculation of the tax benefit payment for any subsequent taxable year, such adjustments shall not be taken into account in determining the Net Tax Benefit for any subsequent taxable year. To the extent that the Company is unable to make the payment under the Tax Receivable Agreement when due under the terms of the Tax Receivable Agreement for any reason, such payment would be deferred and would accrue interest at a default rate of LIBOR plus 500 basis points until paid, instead of the agreed rate of LIBOR plus 200 basis points per annum in accordance with the terms of the Tax Receivable Agreement.

While the Tax Receivable Agreement is designed with the objective of causing the Company’s annual cash costs attributable to federal, state and local income taxes (without regard to the Company’s continuing 15% interest in the Pre-IPO Tax Benefits) to be the same as that which the Company would have paid had the Company not had the Pre-IPO Tax Benefits available to offset its federal, state and local taxable income, there are circumstances in which this may not be the case. In particular, the Tax Receivable Agreement provides that any payments by the Company thereunder shall not be refundable. In that regard, the payment obligations under the Tax Receivable Agreement differ from a payment of a federal income tax liability in that a tax refund would not be available to the Company under the Tax Receivable Agreement even if the Company were to incur a net operating loss for federal income tax purposes in a future tax year. Similarly, the Pre-IPO Stockholders will not reimburse the Company for any payments previously made if any tax benefits relating to such payments are subsequently disallowed, although the amount of any such tax benefits subsequently disallowed will reduce future payments (if any) otherwise owed to such Pre-IPO Stockholders. In addition, depending on the amount and timing of the Company’s future earnings (if any) and on other factors including the effect of any limitations imposed on the Company’s ability to use the Pre-IPO Tax Benefits, it is possible that all payments required under the Tax Receivable Agreement could become due within a relatively short period of time following consummation of the Company’s IPO.

If the Company had not entered into the Tax Receivable Agreement, the Company would be entitled to realize the full economic benefit of the Pre-IPO Tax Benefits to the extent allowed by federal, state and local law. The Tax Receivable Agreement is designed with the objective of causing the Company’s annual cash costs attributable to federal, state and local income taxes (without regard to the Company’s continuing 15% interest in the Pre-IPO Tax Benefits) to be the same as the Company would have paid had the Company not had the Pre-IPO Tax Benefits available to offset its federal, state and local taxable income. As a result, stockholders who purchased shares in the IPO are not entitled to the economic benefit of the Pre-IPO Tax Benefits that would have been available if the Tax Receivable Agreement were not in effect, except to the extent of the Company’s continuing 15% interest in the Pre-IPO Benefits.

Additionally, the payments the Company makes to the Pre-IPO Stockholders under the Tax Receivable Agreement are not expected to give rise to any incidental tax benefits to the Company, such as deductions or an adjustment to the basis of the Company’s assets.

The Sun Entities may elect to terminate the Tax Receivable Agreement upon the occurrence of a Change of Control (as defined below). In connection with any such termination, the Company is obligated to pay the present value (calculated at a rate per annum equal to LIBOR plus 200 basis points as of such date) of all remaining Net Tax Benefit payments that would be required to be paid to the Pre-IPO Stockholders from such termination date, applying the valuation assumptions set forth in the Tax Receivable Agreement (the “Early Termination Period”). “Change of control,” as defined in the Tax Receivable Agreement shall mean an event or series of events by which (i) the Company shall cease directly or indirectly to own 100% of the capital stock of Vince, LLC; (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more permitted investors, shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of capital stock having more, directly or indirectly, than 35% of the total voting power of all outstanding capital stock of the Company in the election of directors, unless at such time the permitted investors are direct or indirect “beneficial owners” (as so defined) of capital stock of the Company having a greater percentage of the total voting power of all outstanding capital stock of the Company in the election of directors than that owned by each other “person” or “group” described above; (iii) for any reason whatsoever, a majority of the Board of Directors shall not be continuing directors; or (iv) a “Change of Control” (or comparable term) shall occur under (x) any term loan or revolving credit facility of the Company or its subsidiaries or (y) any unsecured, senior, senior subordinated or subordinated indebtedness of the Company or its subsidiaries, if, in each case, the outstanding principal amount thereof is in excess of $15 million. The Company may also terminate the Tax Receivable Agreement by paying the Early Termination Payment to the Pre-IPO Stockholders. Additionally, the Tax Receivable Agreement provides that in the event that the Company breaches any material obligations under the Tax Receivable Agreement by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the Bankruptcy Code, then the Early Termination Payment plus other outstanding amounts under the Tax Receivable Agreement shall become due and payable.

The Tax Receivable Agreement will terminate upon the earlier of (i) the date all such tax benefits have been utilized or expired, (ii) the last day of the tax year including the tenth anniversary of the IPO Restructuring Transactions and (iii) the mutual agreement of the parties thereto, unless earlier terminated in accordance with the terms thereof.

As of February 3, 2018, the Company’s total obligation under the Tax Receivable Agreement is estimated to be $58.6 million. The tax benefit payment of $0.4 million including accrued interest, with respect to the 2016 taxable year was paid in the first quarter of fiscal 2018. The Tax Receivable Agreement expires on December 31, 2023.

During fiscal 2017, the obligation under the Tax Receivable Agreement was adjusted primarily as a result of the enactment of the Tax Cuts and Jobs Act (the “TCJA”) in the United States and the change in levels of projected pre-tax income. The TCJA reduced the U.S. federal corporate tax rate from 35% to 21%, which resulted in the re-measurement of liability at the lower tax rate. The adjustment resulted in a net decrease of $82 million to the liability under the Tax Receivable Agreement.

Registration Agreement

The Company entered into a registration agreement with Sun Cardinal and SCSF Cardinal and certain other investors in connection with the February 2008 acquisition of Kellwood Company by the Sun Entities. Pursuant to the terms of the Registration Agreement, holders of at least a majority of “Sun Registrable Securities” (which include (i) shares of our common stock originally issued to the Sun Entities; (ii) all shares of common stock or other securities of the Company issuable upon the conversion, exercise or exchange of our common stock in connection with certain reorganization transactions; and (iii) any other shares of common stock or other securities of the Company held by persons holding the securities described in clauses (i) and (ii)) are entitled to request that we register its shares on a registration statement on one or more occasions in the future. The Sun Entities and the other investors party to the registration agreement are also eligible to participate in certain registered offerings by the

Company, subject to the restrictions in the registration rights agreement. We are obligated, within 30 days of receiving a request for registration, to file with the SEC a registration statement with respect to such registrable securities. In addition, we are obligated to use our best efforts to make short-form registrations on Form S-3 available for the sale of registrable securities. We will pay the expenses of the investors party to the registration agreement in connection with their exercise of the rights described in this paragraph, other than underwriting commissions or selling commissions attributable to the registrable securities sold by the holders thereof, as well reimburse the holders of registrable securities included in any registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Our obligation to bear all registration expenses is absolute and does not depend on whether any contemplated offering is completed or whether any registration statement is declared effective.

Employment Agreements

See “Employment Agreements” under “Executive Compensation” in this Proxy Statement for a description of our employment agreements with our Named Executive Officers.

2017 Investment Agreement and 2017 Rights Offering

On August 10, 2017, the Company entered into an Investment Agreement (the “2017 Investment Agreement”) with Sun Cardinal and SCSF Cardinal (collectively, the “Sun Cardinal Investors”) pursuant to which the Company agreed to issue and sell to the Sun Cardinal Investors, and the Sun Cardinal Investors agreed to purchase, an aggregate number of shares of the Company’s common stock equal to (x) $30 million minus (y) the aggregate proceeds of the 2017 Rights Offering, at the 2017 Rights Offering subscription price per share (prior to adjustment for the Reverse Stock Split) of $0.45, subject to the terms and conditions set forth in the 2017 Investment Agreement (the “Backstop Commitment”). The 2017 Investment Agreement superseded the Rights Offering Commitment Letter, dated May 18, 2017, from SCP V.

On August 15, 2017, the Company commenced the 2017 Rights Offering, whereby the Company distributed, at no charge, to stockholders of record as of August 14, 2017 (the “2017 Rights Offering Record Date”), rights to purchase new shares of the Company’s common stock at $0.45 per share (prior to adjustment for the Reverse Stock Split). Each stockholder as of the 2017 Rights Offering Record Date (“2017 Rights Holders”) received one non-transferrable right to purchase 1.3475 shares for every share of common stock owned on the 2017 Rights Offering Record Date (the “subscription right”). 2017 Rights Holders who fully exercised their subscription rights were entitled to subscribe for additional shares that remained unsubscribed as a result of any unexercised subscription rights (the “over-subscription right”). The over-subscription right allowed a 2017 Rights Holder to subscribe for an additional amount equal to up to an aggregate of 9.99% of the Company’s outstanding shares of common stock after giving effect to the consummation of the transactions contemplated by the 2017 Rights Offering and the 2017 Investment Agreement, subject to certain limitations and pro rata allocations. Subscription rights could only be exercised for whole numbers of shares; no fractional shares of common stock were issued in the 2017 Rights Offering. The 2017 Rights Offering period expired on August 30, 2017 at 5:00 p.m. New York City time and the Company received subscriptions and oversubscriptions from its existing stockholders (including the Sun Cardinal Investors and the other Sun Entities) resulting in aggregate gross proceeds of $22 million. Additionally, in accordance with the related 2017 Investment Agreement, the Company received $8 million of gross proceeds from the Sun Cardinal Investors. In total, the Company received gross proceeds of $30 million as a result of the 2017 Rights Offering and related 2017 Investment Agreement transactions and the Company issued 6,666,666 shares of its common stock, on a pre-Reverse Stock Split basis.

As of February 3, 2018, the Sun Entities collectively beneficially owned approximately 73% of the Company’s outstanding common stock.

Sun Capital Consulting Agreement

On November 27, 2013, the Company entered into an agreement with Sun Capital Management to (i) reimburse Sun Capital Management Corp. (“Sun Capital Management”) or any of its affiliates providing consulting services under the agreement for out-of-pocket expenses incurred in providing consulting services to the Company and (ii) provide Sun Capital Management with customary indemnification for any such services.

The agreement is scheduled to terminate on November 27, 2023, the tenth anniversary of the Company’s IPO. Under the consulting agreement, the Company has no obligation to pay Sun Capital Management or any of its affiliates any consulting fees other than those which are approved by a majority of the Company’s directors that are not affiliated with Sun Capital. To the extent such fees are approved in the future, the Company will be obligated to pay such fees in addition to reimbursing Sun Capital Management or any of its affiliates that provide the Company services under the consulting agreement for all reasonable out-of-pocket fees and expenses incurred by such party in connection with the provision of consulting services under the consulting agreement and any related matters. Reimbursement of such expenses shall not be conditioned upon the approval of a majority of the Company’s directors that are not affiliated with Sun Capital Management, and shall be payable in addition to any fees that such directors may approve.

Neither Sun Capital Management nor any of its affiliates are liable to the Company or the Company’s affiliates, security holders or creditors for (1) any liabilities arising out of, related to, caused by, based upon or in connection with the performance of services under the consulting agreement, unless such liability is proven to have resulted directly and primarily from the willful misconduct or gross negligence of such person or (2) pursuing any outside activities or opportunities that may conflict with the Company’s best interests, which outside activities the Company consents to and approves under the consulting agreement, and which opportunities neither Sun Capital Management nor any of its affiliates will have any duty to inform the Company of. In no event will the aggregate of any liabilities of Sun Capital Management or any of its affiliates exceed the aggregate of any fees paid under the consulting agreement.

In addition, the Company is required to indemnify Sun Capital Management, its affiliates and any successor by operation of law against any and all liabilities, whether or not arising out of or related to such party’s performance of services under the consulting agreement, except to the extent proven to result directly and primarily from such person’s willful misconduct or gross negligence. The Company is also required to defend such parties in any lawsuits which may be brought against such parties and advance expenses in connection therewith. In the case of affiliates of Sun Capital Management that have rights to indemnification and advancement from affiliates of Sun Capital, the Company agrees to be the indemnitor of first resort, to be liable for the full amounts of payments of indemnification required by any organizational document of such entity or any agreement to which such entity is a party, and that the Company will not make any claims against any affiliates of Sun Capital Partners for contribution, subrogation, exoneration or reimbursement for which they are liable under any organizational documents or agreement. Sun Capital Management may, in its sole discretion, elect to terminate the consulting agreement at any time. The Company may elect to terminate the consulting agreement if SCSF Cardinal, Sun Cardinal or any of their respective affiliates’ aggregate ownership of the Company’s equity securities falls below 30%.

During fiscal 2017, the Company incurred expenses of $34,000 under the Sun Capital Consulting Agreement.

Bank of Montreal Facility

On June 22, 2017, Vince, LLC entered into a credit facility agreement (the “BMO LC Line”) with the Bank of Montreal to issue certain letters of credit (“Specified LCs”) for the benefit of Bank of America, N.A. (“BofA”) as credit support for the obligations outstanding under the Company’s Revolving Credit Facility with BofA. The BMO LC Line was guaranteed by Sun Capital Fund V, L.P., one of the Sun Entities. The initial BMO LC Line was issued in the amount of $5 million. The maximum draw amount for all Specified LCs was $10 million. The Specified LCs were never drawn upon and, on October 31, 2017, at the request of the Company and upon the satisfaction of certain release conditions, the BMO LC Line was released.

Indemnification Agreements

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.

Amended and Restated Certificate of Incorporation

The Company’s amended and restated certificate of incorporation provides that for so long as affiliates of Sun Capital own 30% or more of the Company’s outstanding shares of common stock, Sun Cardinal, a Sun Capital affiliate, has the right to designate a majority of the Company’s Board of Directors. For so long as Sun Cardinal has the right to designate a majority of the Company’s Board of Directors, the directors designated by Sun Cardinal are expected to constitute a majority of each committee of the Company’s Board of Directors (other than the Audit Committee), and the chairman of each of the committees (other than the Audit Committee) is expected to be a director serving on the committee who is selected by affiliates of Sun Capital, provided that, at such time as the Company is not a “controlled company” under the NYSE corporate governance standards, the Company’s committee membership will comply with all applicable requirements of those standards and a majority of the Company’s Board of Directors will be “independent directors,” as defined under the rules of the NYSE, subject to any applicable phase in requirements.

Statement of Policy Regarding Transactions with Related Persons

Our written statement of policy with respect to related party transactions is administered by our Nominating and Corporate Governance Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions, or transactions that have received pre-approval of the Nominating and Corporate Governance Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	our Nominating and Corporate Governance Committee approves or ratifies such transaction in accordance with the terms of the policy; or
•

the chair of our Nominating and Corporate Governance Committee, or any member of the Committee as designated by the Committee, pre-approves or ratifies such transaction provided that for the Related Party Transaction to continue it must be subsequently ratified by our Nominating and Corporate Governance Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Nominating and Corporate Governance Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our ratification is not forthcoming at our next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and other persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide us with copies of all such filed forms. Based solely on our review of such copies or written representations from reporting persons, we believe that all reports were filed on a timely basis during fiscal 2017.

Proxy Solicitation

Our directors and officers may solicit proxies by telephone, electronic transmission and personally. Our directors and officers will not receive any special compensation for such services.

Stockholder Proposals

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy materials for its 2019 Meeting pursuant to Rule 14a-8 under the Exchange Act, proposals must be delivered to the Secretary at our principal executive offices, as indicated below, on or before December 21, 2018. Such proposals must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act. As clearly indicated in the rules of the SEC, simply submitting a proposal does not guarantee its inclusion in the proxy materials.

Our amended and restated bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the proxy materials, but that a stockholder wishes to present directly at an annual meeting. To be properly brought before the 2019 Meeting, a notice of the nomination or other matters the stockholder wishes to present must be delivered to the Secretary at our principal executive offices, as indicated below, between January 31, 2019 and March 2, 2019 and comply with the other provisions of our amended and restated bylaws.

Vince Holding Corp.

Attention: Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110

Director’s Attendance at the Annual Meeting

The Company invites members of the Board of Directors to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict. Six out of eight then current members of the Board of Directors attended the Company’s May 31, 2017 annual stockholder meeting.

Householding

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the proxy materials, such stockholder may contact us at the following address:

Vince Holding Corp.

Attention: Secretary

500 Fifth Avenue, 20th Floor

New York, New York 10110

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Fiscal 2017 Annual Report and SEC Filings

Our audited consolidated financial statements for fiscal 2017 are included in the Annual Report, which will be made available to stockholders at the same time as this Proxy Statement. This Proxy Statement and the Annual Report, as well as our other filings with the SEC, including our reports on Form 10-K, 10-Q, 8-K and all amendments thereto, are posted on our website at http://www.vince.com and are available from the SEC at its website at http://www.sec.gov. You may also obtain a copy of the Annual Report, this Proxy Statement or other SEC filings without charge by sending a written request to Vince Holding Corp. Attention: Secretary, 500 Fifth Avenue, 20th Floor, New York, New York 10110.

Other Business

Other than the two proposals described in this Proxy Statement, the Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0000381627_1 R1.0.1.17  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees  01 Michael Mardy 02 Donald V. Roach  VINCE HOLDING CORP.  c/o BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.  P.O. BOX 1342  BRENTWOOD, NY 11717  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information. Vote by 11:59 P.M. ET on 05/30/2018 for shares held directly and by 11:59  P.M. ET on 05/28/2018 for shares held in a Plan. Have your proxy card in hand when you  access the web site and follow the instructions to obtain your records and to create an  electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET  on 05/30/2018 for shares held directly and by 11:59 P.M. ET on 05/28/2018 for shares  held in a Plan. Have your proxy card in hand when you call and then follow the  instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR the following proposal: For Against Abstain  2 The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public  accounting firm for the fiscal year ending February 2, 2019.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name, by authorized officer.
Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report  are available at www.proxyvote.com  VINCE HOLDING CORP.  Annual Meeting of Stockholders  May 31, 2018 @ 9:00 AM EDT  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) David Stefko and Akiko Okuma, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to  represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VINCE HOLDING CORP. that the stockholder(s) is/are entitled to vote at the  Annual Meeting of stockholder(s) to be held at 9:00 AM EDT on May 31, 2018, at the offices of Vince Holding Corp. at 500 Fifth Avenue, 20th Floor, New York, NY 10110, and any  adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of  Directors' recommendations.  Continued and to be signed on 0000381627_2 R1.0.1.17

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